Exhibit 99.1

Press Release

BAYCOM CORP ANNOUNCES APPOINTMENTS OF TWO NEW HOLDING COMPANY DIRECTORS

WALNUT CREEK, California, October 17, 2024 – BayCom Corp (NASDAQ: BCML) (the “Company”), the holding company for United Business Bank (the “Bank”), today announced that Bhupen B. Amin and Dennis Guida were appointed as directors of the Company, effective  November 1, 2024. Messrs. Amin and Guida, who have been directors of the Bank since 2011 and 2022, respectively, will continue to serve in that capacity. The appointments of Messrs. Amin and Guida to the Company’s Board of Directors follow the recent retirement of James S. Camp as a director of the Company and the Bank.

Mr. Amin is General Counsel and Chief Operating Officer of Lotus Hotels and Investments in Walnut Creek, California. In this position, Mr. Amin is responsible for the development, management, financing and operations of several hotel properties, shopping centers and self-storage facilities. Prior to joining Lotus, Mr. Amin was an attorney at the Law Offices of Bowles & Verna in Walnut Creek, California. Mr. Amin serves on the nominating committee and Board of Directors of the California Hotel & Lodging Association (CH&LA) and is an active member of the governmental affairs committee of the American Hotel & Lodging Association (AH&LA) in Washington D.C. Mr. Amin became the first Indian-American to be elected Chairman of CH&LA, the largest state hotel association in the nation. Mr. Amin also acts as a Pro Tem Judge in the Alameda County Superior Courts and serves on the board of directors of Brookside Health Center, a non-profit FQHC serving underprivileged families in the East Bay Area. Mr. Amin earned his law degree from the University of California, Davis and his undergraduate degree from the Haas School of Business at the University of California, Berkeley.

Mr. Guida is the Managing Director for HBP Analytics, LLC and the former Chairman of Pacific Enterprise Bank (Irvine, CA) and Southport Financial Corporation (Kenosha, WI). With 40 years of banking industry experience, he has held the positions of chairman, director, CEO, CFO, and bank consultant. Mr. Guida specializes in asset-liability management (“ALM”) and has provided ALM third-party reviews/model validations and advisory services to more than 300 banking clients. These institutions range in size from de novo banks to companies with over $18 billion in assets. Mr. Guida holds a B.S. in Business Management from the University of Redlands (Redlands, CA) and an M.B.A. from National University (San Diego, CA) and is a graduate of The School of Bank Administration (Madison, WI).

About BayCom Corp

The Company, through its wholly owned operating subsidiary, United Business Bank, offers a full range of loans, including SBA, CalCAP, FSA and USDA guaranteed loans, and deposit products and services to businesses and their affiliates in California, Washington, New Mexico and Colorado. The Bank is an Equal Housing Lender and a member of FDIC. The Company’s common stock is traded on the NASDAQ under the symbol “BCML”. For more information, go to www.unitedbusinessbank.com.

CONTACT:

BayCom Corp

Keary Colwell, 925-476-1800

kcolwell@ubb-us.com

Source: BayCom Corp